Exhibit 3.2

# 63034

Certificate of Amendment

of

Restated Articles of Incorporation

of

CardioDynamics International Corporation

Rhonda Rhyne and Steve Loomis certify that:

1. They are the President and the Chief Financial Officer, respectively, of CardioDynamics International Corporation, a California corporation (the “Corporation”).

2. Article Three of the Restated Articles of Incorporation of the Corporation is hereby amended such that Article Three, as amended, shall read as follows:

“ARTICLE THREE: The corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 16,857,143 shares. 14,285,714 shares shall be Common Stock and 2,571,429 shares shall be Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Each seven (7) shares of the Corporation’s Common Stock issued and outstanding as of the close of business on May 8, 2008 shall be converted and reclassified into one (1) share of the Corporation’s Common Stock.”

3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 50,353,299 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of all outstanding shares. No shares of Preferred Stock are outstanding.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: May 8, 2008

/s/ Rhonda Rhyne
Rhonda Rhyne, President

/s/ Steve Loomis
Steve Loomis, Chief Financial Officer

0985176

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

CARDIODYNAMICS INTERNATIONAL CORPORATION

Michael K. Perry and Steve P. Loomis hereby certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of CardioDynamics International Corporation, a California corporation.

2. The first paragraph of Article Three of the Articles of Incorporation of this corporation is amended to read as follows:

“ARTICLE THREE: The corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 118,000,000 shares. 100,000,000 shares shall be Common Stock and 18,000,000 shares shall be Preferred Stock.”

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 42,189,844 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent of all outstanding shares. No shares of Preferred Stock are outstanding.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: July 27, 2000

/s/ Michael K. Perry
Michael K. Perry, Chief Executive Officer

/s/ Steve P. Loomis
Steve P. Loomis, Secretary

0985176

CERTIFICATE OF DETERMINATION OF PREFERENCES OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF CARDIODYNAMICS INTERNATIONAL CORPORATION

a California corporation

Michael K. Perry and Stephen P. Loomis hereby certify that:

A. They are the Chief Executive Officer and Secretary, respectively, of CardioDynamics International Corporation, a California corporation.

B. Pursuant to the authority given by said corporation’s Articles of Incorporation, as amended to date, the Board of Directors of said corporation has duly adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the corporation consisting of Three Thousand (3,000) shares designated as “Series A Convertible Preferred Stock,” and does hereby fix the rights, preferences, privileges, and restrictions and other matters relating to said Series A Convertible Preferred Stock as follows:

(1) Designation; Voting Rights.

(a) The series of preferred stock established hereby shall be designated the “Series A Convertible Preferred Stock” (and shall be referred to herein as the “Series A Preferred Shares”) and the authorized number of Series A Preferred Shares shall be 3,000. The stated value per Series A Preferred Share shall be $1,000 (the “Stated Value”).

(b) The holders of the outstanding Series A Preferred Shares (collectively, the “Holders” and each a “Holder”) shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of California, and as expressly provided in this Certificate of Determination.

(2) Holder’s Conversion of Series A Preferred Shares. A Holder shall have the right, at such Holder’s option, to convert the Series. A Preferred Shares into shares of the Company’s common stock, no par value per share (the “Common Stock”) (as converted, the “Conversion Shares”), on the following terms and conditions:

(a) Conversion Right. Subject to the provisions of Sections 2(e) below and the restrictions identified herein, any Holder shall be entitled to convert at any time or times on or after the date that is 151 days (the “Initial Conversion Restriction”) after the date the first Series A Preferred Shares are issued (the “Initial Issuance Date”) such Holder’s Series A Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(f) below) of Common Stock, at the Conversion Rate (as defined below); provided however, that the Initial Conversion Restriction shall not apply at any time on any day that the Common Stock trades on its principal exchange or market at a price in excess of the Fixed

Conversion Price (as defined below). During the period commencing 151 days after the Initial Issuance Date and expiring 240 days after the Initial Issuance Date (the “Second Conversion Restriction Period”), if the trading price for the Common Stock on its principal exchange or market does not exceed $1.87 per share for ten (10) consecutive trading days (a “Second Conversion Restriction Event”) then the aggregate number of Series A Preferred Shares convertible by a Holder for the duration of the Second Conversion Restriction Period shall be limited per calendar month to that number of shares of Common Stock not to exceed the product of (x) 0.15 and (y) the greater of (I) a fraction, the denominator of which is the Stated Value and the numerator of which is the Dollar Volume of the Common Stock on its principal exchange or market as reported by Bloomberg L.P. (“Bloomberg”) during the calendar month of the occurrence of the Second Conversion Restriction Event or (II) a fraction, the denominator of which is the Stated Value and the numerator of which is the Dollar Volume of the Common Stock on its principal exchange or market as reported by Bloomberg during the calendar month immediately prior to the calendar month of the occurrence of the Second Conversion Restriction Event. The restrictions contained in this Section 2(a) shall not apply in the event of a material adverse change subsequent to the Initial Issuance Date in the business, results of operations, financial condition or objective prospects of the Company. Notwithstanding the provisions hereof, a Holder shall not at any time be entitled to elect to convert Series A Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion; provided, however, that the Holder may elect to waive this restriction upon not less than sixty-one (61) days prior written notice to the Company. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of each of the Series A Preferred Shares pursuant to Sections (2)(a), 2(c) and 3(a) shall be determined according to the following formula (the “Conversion Rate”), subject to the provisions of Section 7 hereof:

Stated Value + amount of accrued but unpaid dividends

Conversion Price

For purposes of this Certificate of Determination, the following terms shall have the following meanings:

(i) “Conversion Date” means the date of delivery of a Conversion Notice pursuant to Section (2)(d)(i) hereof.

(ii) “Conversion Percentage” means (x) during the period commencing on the Initial Issuance Date and expiring on the one year anniversary of the Initial Issuance Date (the “Anniversary Date”), 0.95; and (y) from and after the Anniversary Date, 0.92; provided, however, that if the Registration Statement (as defined below) is not declared effective by the SEC within 90 days of the Initial Issuance Date then the Conversion Percentage shall be reduced by 0.02 on the first day of each 30 day period after such 90 day period until the Registration Statement is so declared effective.

(iii) “Conversion Price” means the lesser of (x) the Fixed Conversion Price and (y) the Floating Conversion Price.

(iv) “Closing Bid Prices” means, for any security as of any data, the last closing bid price on the Nasdaq SmallCap Market as reported by Bloomberg, or, if the Nasdaq SmallCap Market is not the principal securities exchange for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last trade price of such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc.

(v) “Floating Conversion Price” means the product of (x) the average of the ten (10) lowest Closing Bid Prices of the Common Stock during the applicable Valuation Period and (y) the Conversion Percentage, subject to adjustment as provided herein.

(vi) “Fixed Conversion Price” means $2.70, subject to adjustment is provided herein.

(vii) “Registration Statement” means the registration covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Shares and the exercise of the warrants issuable to the Holders and required to be filed by the Company pursuant to a Registration Rights Agreement dated as of the Initial Issuance Date, between the Company and the initial Holders (the “Registration Rights Agreement”).

(viii) “SEC” means the United States Securities and Exchange Commission.

(ix) “Valuation Period” means the 20 consecutive trading days immediately preceding the applicable Conversion Date.

(c) Adjustment to Conversion Price – Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Determination, (x) the Closing Bid Prices for any days during any Valuation Period prior to any of the events set forth below (the “Adjusting Closing Bid Prices”) and (y) the Fixed Conversion Price will each be subject to adjustment from time to time as provided in this Section 2(c). Any such adjustments to the Adjusting Closing Bid Prices and Fixed Conversion Price will be applicable to Series A Preferred Shares not yet converted or redeemed.

(i) Adjustment upon Declaration of Dividends and Other Events. If the Company shall (I) declare a dividend or make a distribution in shares of Common Stock, (II) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (III) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Adjusting Closing Bid Prices and the Fixed Conversion Price in effect on the record date of such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted.

(ii) Adjustment Upon Issuance of Certain Securities. If at any time during the 180 day period immediately following the Initial Issuance Date, the Company in any manner issues or sells (a “Subsequent Financing”) pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), Regulation D or Regulation S of the 1933 Act or any other private placement (other than pursuant to Company authorized stock option plans with employees, consultants or directors of the Company) of any security convertible into, exchangeable for or exercisable for Common Stock or any other right to acquire Common Stock (“Convertible Securities”) and such Subsequent Financing:

(A) has a price per share for which Common Stock is issuable upon the conversion, exchange or exercise of such Convertible Security that is determined based on a formula that contains a discount (the “Closing Price Discount”) to the formula used in determining the Fixed Conversion Price hereunder (i.e. less than 130% of either the Closing Bid Prices, Average Market Prices, fair market value, current market prices or similar concept), then from and after the time of such Subsequent Financing the Fixed Conversion Price shall be recalculated using the Closing Price Discount as if in effect on the date of initial determination of the Fixed Conversion Price; or

(B) has a price per share for which Common Stock is issuable upon the conversion, exchange or exercise of such Convertible Security that is subject to a conversion formula that is based on lower threshold than the Conversion Percentage or a Valuation Period more favorable set than those set forth herein, (the “Alternate Floating Conversion Formula”), then from and after the time of such Subsequent Financing the Holders shall have the option, to be exercised by written notice delivered to the Company within 30 days of the closing of such Subsequent Financing, to elect to have the Alternate Floating Conversion Formula replace the Floating Conversion Price; or

(C) contains any other provisions more favorable than those contained herein, than from and after the time of such Subsequent Financing, the Holders shall have the option, to be exercised by written notice delivered to the Company within 30 days of the closing of such Subsequent Financing, to elect, by the Holders of a majority of the Series A Preferred Shares, to have all of the terms of such Subsequent Financing replace the terms herein, and that upon such election, an amended Certificate of Determination shall be filed to reflect the revised terms;

provided, however, that no adjustment shall be made pursuant to this Section (2)(c)(ii) if such adjustment would result in an increase in the Conversion Price then in effect.

(iii) Reorganization, Reclassification, Consideration, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to a majority of the Holders) to insure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder’s Series A Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder’s Series A Preferred Shares had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance satisfactory to a majority of the Holders) with respect to such Holders’ rights and interests to insure that the provisions of Section 2(d) below will thereafter be applicable to the Series A Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to a majority of the Holders) the obligation to deliver to each Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire. “Person” shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(iv) Notices.

(A) Immediately upon any adjustment pursuant hereto of the Adjusting Closing Bid Prices or the Fixed Conversion Price, the Company will give written notice thereof to each Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(B) The Company will give written notice to each Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, or (II) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; provided that in no event shall such notice be provided to such Holder prior to such information being made known to the public.

(C) The Company will also give written notice to each Holder at least twenty (20) days prior to (i) the date on which any Organic Change, dissolution or liquidation will take place and (ii) the anticipated closing date of any Subsequent Financing.

(v) Successive adjustments in the Adjusting Closing Bid Prices and the Fixed Conversion Price shall be made whenever any event specified above shall occur. All calculations under this Section 2(c) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(d) Mechanics of Conversion. Subject to the Company’s inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4 below:

(i) Holder’s Delivery Requirements. To convert Series A Preferred Shares into full shares of Common Stock on any Conversion Date, the Holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion set forth on the reverse of the Certificates of the Series A Preferred Shares (the “Conversion Notice”), to the Company or its designated transfer agent (the “Transfer Agent”), and (B) on the same date, surrender to a common carrier for delivery to the Company or the Transfer Agent, the original certificates representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice and any other materials required by Section 13.

(ii) Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall by the next business day send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Company or Transfer Agent, as applicable), (I) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or

(II) if the Holder requests and if such shares shall not require any restrictive legend, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Company or (III) if the Holder requests and if such shares shall not require any restrictive legend, issue shares in electronic format (e.g., via DWAC).

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) business day of receipt of such Holder’s Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the Conversion Price within one (1) business day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) business day submit via facsimile the disputed determination of the Conversion Price to an independent, reputable accounting firm of national standing acceptable to the Company and such Holder of Series A Preferred Shares. The Company shall cause such accounting firm to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such accounting firm’s determination shall be binding upon all parties absent manifest error.

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of business on the Conversion Date.

(v) Company’s Failure to Timely Convert. If the Company shall fail (other than as a result of the situations described in Section 4(a) with respect to which the Holder has elected, and the Company has satisfied its obligations under, one of the options set forth in subparagraphs (i) through (iv) of Section 4(a)) to issue to a Holder on a timely basis as described in this Section 2(d), a certificate for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Series A Preferred Shares, the Company shall pay damages to such Holder equal to the greater of (A) actual damages incurred by such Holder as a result of such Holder’s needing to “buy in” shares of Common Stock to satisfy its securities delivery requirements (“Buy In Actual Damages”) and (B) after the effective date of the Registration Statement if the Company fails to deliver such certificates within five days after the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(d), on each date such conversion is not timely effected, in an amount equal to 1% of the product of (A) the number of shares of Common Stock not issued to the Holder on a timely basis and to which such Holder is entitled and (B) the Closing Bid Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(d).

(e) Mandatory Conversion. If any Series A Preferred Shares remain outstanding on the Mandatory Conversion Date (as defined below), then all such Series A Preferred Shares shall be converted as of such date in accordance with this Section 2 as if the Holders had given the Conversion Notice on the Mandatory Conversion Date, and the Conversion Date had been fixed as of the Mandatory Conversion Date, for all purposes of this Section 2. All Holders shall thereupon and within two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. No person shall after the Mandatory Conversion Date have any rights in respect of Series A Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 2. “Mandatory Conversion Date” means August 21, 2002; provided, however, the Mandatory Conversion Date may be extended as set forth in Sections 3(d) (i) and (ii) hereof.

(f) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series A Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(g) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series A Preferred Shares.

(3) Conversion/Redemption Upon Major Transaction; Redemption Option Upon Triggering Event; Company Redemption Option.

(a) Conversion/Redemption Upon Major Transaction. Upon (i) a public announcement by the Company of a Major Transaction (the “Announcement Date”) or (ii) receipt by the Holders of a Notice of Major Transaction (as defined below), then following the vote of at least a majority of the Series A Preferred Shares, all of the Series A Preferred Shares then outstanding shall automatically be converted in accordance with Sections 2(d) and 3(e) hereof, calculated as if a Conversion Notice had been given to the Company on the Announcement Date and effective just prior to the consummation of such transaction; provided, however, if the Company is unable to deliver Common Stock that may be forthwith sold pursuant to an effective Registration Statement to the Holders to satisfy the request set forth in such Conversion Notice, the Company shall be obligated to (i) deliver to the Holders as many shares of Common Stock as may be forthwith sold pursuant to an effective Registration Statement and then (ii) pay the Holders the balance of the value of such outstanding Series A Preferred Shares in cash at a price per Series A Preferred Share equal to the product of (A) the aggregate number of shares of Common Stock for which each such Series A Preferred Share would be converted into pursuant to such Conversion Notice (the “Mandatory Transaction Shares”) multiplied by (B) the closing price of the Common Stock on such date (“Major Transaction Redemption Price”). In the event that the Company fails to pay the Holders as provided in this Section 3(a), interest shall accrue at the rate of 2% per month (or such leaser amount allowed by law) on such outstanding amounts and be due and payable in arrears on the last day of each month (the “Mandatory Interest”). The Company may elect at any time to pay such outstanding cash amounts by delivering to the Holders Common Stock that immediately may be sold pursuant to an effective Registration Statement in an amount equal to the aggregate of (i) the Mandatory Transaction Shares and (ii) the number of shares of Common Stock that the Mandatory Interest then due and payable could purchase on such date at the average of the Closing Bid Prices for the five trading days immediately preceding. If conversion does not occur under this Section 3(a), any Holder may, by delivery of a notice of election to redeem no later than three (3) business days prior to the consummation of the Major Transaction, require the Company to redeem, immediately prior to the consummation of the Major Transaction, such Holder’s Series A Preferred Shares at a price per Series A Preferred Share equal to the sum of (i) 120% of the Stated Value, or in the event of the merger or consolidation of the Company into another Person (or a reverse triangular merger), 130% of the Stated Value, plus (ii) accrued but unpaid dividends thereon. In the event a Major Transaction is not consummated subsequent to delivery to the Company of a notice of election to redeem with respect to such failed Major Transaction, then such notice shall be deemed null and void and such Holders shall be treated as though such failed Major Transaction was not contemplated.

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event (as defined below), each Holder of shall have the right in accordance with Section 3(f), at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Series A Preferred Shares at a price per Series A Preferred Share equal to the sum of (i) 130% of the Stated Value plus (ii) accrued but unpaid dividends thereon (the “Triggering Event Redemption Price” and, collectively with the “Major Transaction Redemption Price”, the “Redemption Price”).

(c) ‘Major Transaction”. A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(i) the consolation or merger of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or pursuant to a merger after which the holders of the Company’s outstanding capital stock immediately prior to the merger own a number of shares of the resulting company’s outstanding capital stock sufficient to elect a majority of the resulting company’s board of directors);

(ii) the sale or transfer of substantially all of the Company’s assets (other than a sale or transfer to an entity controlling, controlled by or under common control with the Company); or

(iii) a purchase, tender or exchange offer for more than 50% of the outstanding shares of Common Stock is made and accepted by the holders thereof.

(d) “Triggering Event”. A “Triggering Event” stall be deemed to have occurred at such time as any of the following events:

(i) notice from the Company that Common Stock issued or issuable upon conversion of the Series A Preferred Shares cannot be sold under the Registration Statement (the “Suspension Period”), for any period of five (5) consecutive trading days or any thirty (30) non-consecutive trading days in any period of 365 consecutive days due to a suspension in trading (other than by reason of a general suspension of trading of all securities on the applicable exchange or market) (a “Suspension Period Default”); provided that any demand for redemption under this Section 3(d)(i) must be made by a Holder within 30 days after receipt of notice from the Company of the termination of a Suspension Period Default;

(ii) failure of the Common Stock issued or issuable upon conversion of the Series A Preferred Shares to be saleable under the Registration Statement (the “Effectiveness Suspension Period”), for any period of thirty (30) trading days (whether or not consecutive) in any period of 365 consecutive days due to a suspension of the effectiveness of the Registration Statement or a suspension of the use of the Registration Statement by the Company by delivery of a notice that the Registration Statement should not be used (“Effectiveness Suspension Period Default”); provided that any demand for redemption under this Section 3(d)(ii) must be made by a Holder within 30 days after receipt of notice from the Company of the termination of the Effectiveness Suspension Period Default;

(iii) the failure of the Common Stock or the Conversion Shares to be listed on the AMEX, The New York Stock Exchange, the Nasdaq National Market System or the Nasdaq SmallCap Market (the “Delisting Period”) for a period of fifteen (15) consecutive trading days or any 30 non-consecutive trading days during any period of 365 consecutive days (a “Delisting Period Default”); provided however that any demand for redemption under this Section 3(d)(iii) must be made by a Holder within 30 days after receipt of notice from the Company of the termination of the Delisting Period Default;

(iv) the Company’s failure to deliver shares of Common Stock pursuant to a Conversion Notice or the Company’s notice to any Holder, including by way of public announcement or by failure to respond within five (5) days to a written demand from such Holder, at any time, of its intention not to comply with proper requests for conversion of any Series A Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 4(a) below;

(v) the Company is required by the SEC to file the Registration Statement on any form type other than a Form S-3 and a majority of the Holders have not consented to the use of an alternate form; or

(vi) the Registration Statement shall not have been declared effective by the SEC on or before 180 days immediately following the Initial Issuance Date.

(e) Mechanics of Conversion/Redemption Upon Major Transaction. No sooner than thirty (30) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to each Holder. The Holders shall have the option to elect redemption of the Series A Preferred Shares as set forth in Section 3(a).

(f) Mechanics of Redemption, at Option of Holder Upon Triggering Event. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder. At any time after receipt of a Notice of Triggering Event or Holder becoming aware of the existence of a Triggering Event, but only for as long as the facts giving rise to the Triggering Event continue to exist, except as specifically provided in this Section 3, each Holder may require the Company to redeem all or any portion of such Holder’s Series A Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder Upon Triggering Event”) to the Company, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate (i) the number of Series A Preferred Shares that such Holder is requesting redemption for and (ii) the applicable Redemption Price, as calculated pursuant to Section 3(b) above.

(g) Redemption At Option of the Company. At any time after the second anniversary of the Initial Issuance Date, the Company, solely at its option, may elect to redeem the Series A Preferred Shares, in whole or in part, pro rata (by number of Series A Preferred Shares held) from all of the Holders by delivering notice to the Holders of the Company’s election to redeem not less than that number of shares of Series A Preferred Shares which would require an aggregate Company Redemption Price of at least $500,000 (“Notice of Company Redemption”) at a redemption price per Series A Preferred Share equal to the sum of (i) 125% of the Stated Value plus (ii) accrued but unpaid dividends thereon (the “Company Redemption Price”).

(h) Payment of Redemption Price. Upon (i) the occurrence of a Major Transaction, (ii) the Company’s receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event from any Holder or (iii) the delivery by the Company of a Notice of Company Redemption, the Company shall immediately notify each Holder by facsimile of the mechanics of the delivery of each Holder’s Preferred Stock Certificates and each Holder shall thereafter promptly (or in the case of a Notice of Company Redemption, prior to the specified date) send such Holder’s Preferred Stock Certificates to be redeemed to the Company. The Company shall deliver the applicable Redemption Price or Company Redemption Price, as applicable, to such Holder (i) within ten (10) days after the Company’s delivery of a Notice of Major Transaction or the Company’s receipt of notices to affect a redemption or (ii) on the date specified on the Notice of Company Redemption, which date shall be no less than sixty (60) days after delivery of the Notice of Company Redemption; provided that a Holder’s Preferred Stock Certificates shall have been so delivered to the Company; provided further that if the Company is unable to redeem all of the Series A Preferred Shares, (i) in the case of the occurrence of a Major Transaction or receipt of a Notice of Redemption at Option of Holder Upon Triggering Event, the Company shall redeem an amount from each Holder equal to such Holder’s pro-rata amount (based on the number of Series A Preferred Shares to be redeemed by such Holder relative to the number of Series A Preferred Shares to be redeemed by all Holders) of all Series A Preferred Shares being redeemed and (ii) in the case of the Company Redemption Option, the Company’s redemption election shall be null and void.

(i) In the case of the occurrence of a Major Transaction or the receipt of Notice(s) of Redemption at Option of Holder Upon Triggering Event, if the Company shall fail to redeem all of the Series A Preferred Shares submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such Holder may have under this Certificate of Determination and the Securities Purchase Agreement between the Company and the initial Holders (the “Securities Purchase Agreement”), the Redemption Price payable in respect of such unredeemed Series A Preferred Shares shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. In the case of a Triggering Event or delivery of a Notice of Company Redemption, until the Company pays such unpaid Redemption Price or Company Redemption Price, as applicable, in full to each Holder, Holders of the Series A Preferred Shares submitted for redemption pursuant to this Section 3 and for which the applicable Redemption Price or Company Redemption Price, as applicable, has not been paid, shall have the option (the “Void Optional Redemption Option”) to, in lieu of redemption, require the Company to promptly return to each Holder all of the Series A Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the Redemption Price or Company Redemption Price, as applicable, has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice(s) and prior to payment of the full Redemption Price or Company Redemption Price, as applicable, to each Holder, (i) the Notice(s) of Redemption at Option of Holder Upon Triggering Evens or Notice of Company Redemption shall be null and void with respect to those Series A Preferred Shares submitted for redemption and for which the Redemption Price or Company Redemption Price, as applicable, has not been paid, and (ii) the Company shall immediately return any Series A Preferred Shares submitted to the Company by each Holder for redemption under this Section 3(i) and for which the Redemption Price or Company Redemption Price, as applicable, has not been paid. Notwithstanding the foregoing, in the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, or Company Redemption Price, as applicable, such dispute shall be resolved pursuant to Section 2(d)(iii) above. Payments provided for in this Section 3 shall have priority to payments to other stockholders in connection with a Major Transaction.

(j) In the event of a Suspension Period, Effectiveness Suspension Period or Delisting Period, then the Mandatory Conversion Date shall by extended by the aggregate number of days in all applicable periods multiplied by 1.5 (the product of which shall be rounded up to the nearest whole number). Furthermore, in the event of (i) a Suspension Period Default, (ii) a Delisting Period Default or (iii) an Effectiveness Suspension Period for either any thirty (30) non-consecutive trading days in any period of 365 consecutive days or for any six (6) non-consecutive trading days in the 180 day period commencing from the date the Registration Statement is declared effective, then the Conversion Percentage then in effect shall be reduced by (x) 0.02 immediately following such event identified in (i), (ii) or (iii) above and (y) an additional 0.02 for each aggregated 30 trading days of any of the events set forth in (i), (ii) and (iii) above after the occurrence of any such event.

(4) Inability to Fully Convert.

(a) Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) docs not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law, the Nasdaq Cap or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all or any portion of the Common Stock which is to be issued to a Holder pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder’s Conversion Notice and pursuant to Section 2(d) above and, with respect to the unconverted Series A Preferred Shares, the Holder, solely at such Holder’s option, can elect to (unless the Company issues and delivers the Conversion Shares underlying the unconverted Series A Preferred Shares prior to the Holder’s election hereunder, in which case such Holder shall only be entitled to receive Buy In Actual Damages under Section 2(d)(v)):

(i) require the Company to redeem from such Holder those Series A Preferred Shares for which the Company is unable to issue Common Stock in accordance with such Holder’s Conversion Notice (“Required Redemption”) at a price per Series A Preferred Share (the “Required Redemption Price”) equal to the aggregate of (i) 130% of the Stated Value plus (ii) accrued but unpaid dividends thereon;

(ii) if the Company’s inability to fully convert Series A Preferred Shares is pursuant to Section 4(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such Holder’s Conversion Notice and pursuant to Section 2(d) above;

(iii) void its Conversion Notice and retain or have retained, as the case may be, the reconverted Series A Preferred Shares that were to be converted pursuant to such Holder’s Conversion Notice; or

(iv) if the Company’s inability to fully convert Series A Preferred Shares is pursuant to such rules and regulations described in Section 4(a)(y) above, require the Company to issue shares of Common Stock in accordance with such Holder’s Conversion Notice and pursuant to Section 2(d) above at a Conversion Price equal to the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive trading days preceding such Holder’s Notice in Response to Inability to Convert (as defined below) (but only if doing so would not contravene such rules and regulations).

(b) Mechanics of Fulfilling Holder’s Election. The Company shall forthwith send via facsimile to a Holder, upon receipt of a facsimile copy of a Conversion Notice from such Holder which cannot be fully satisfied as described in Section 4(a) above, a notice of the Company’s inability to fully satisfy such Holder’s Conversion Notice (the “Inability to Fully Convert Notice”).

Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Holder’s Conversion Notice, (ii) the number of Series A Preferred Shares which cannot be converted and (iii) the applicable Required Redemption Price. Such Holder must within five (5) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company (“Notice in Response to Inability to Convert”) of its election pursuant to Section 4(a) above. Failure to deliver a Notice in Response to Inability to Convert shall be deemed an election pursuant to Section 4(a)(i).

(c) Payment of Required Redemption Price. If such Holder shall elect to have its shares redeemed pursuant to Section 4(a)(i) above, the Company shall pay the Required Redemption Price in cash to such Holder within ten (10) days of the Company’s receipt of the Holder’s Notice in Response to Inability to Convert (the “Required Redemption Payment Period”). If the Company shall fail to pay the applicable Required Redemption Price to such holder on a timely basis as described in this Section 4(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Required Redemption Price), in addition to any remedy such Holder may have under this Certificate of Determination and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full. From and after the expiration of the Required Redemption Payment Period until the full Required Redemption Price is paid in full to such Holder, such Holder may void the Required Redemption with respect to those Series A Preferred Shares for which the full Required Redemption Price has not been paid and receive back such Series A Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the applicable Required Redemption Price within such ten (10) day time period due to a dispute as to the determination of the arithmetic calculation of the Required Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above.

(d) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one Holder on the same day and the Company can convert and redeem some, but not all, of the Series A Preferred Shares pursuant to this Section 4, the Company shall convert and redeem from each Holder electing to have Series A Preferred Shares converted and redeemed at such time an amount equal to such Holder’s pro-rata amount (based on the number of Series A Preferred Shares held by such Holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being converted and redeemed at such time.

(5) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Determination of less than all of the Series A Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Series A Preferred Shares a Preferred Stock Certificate representing the remaining Series A Preferred Shares which have not been so converted or redeemed.

(6) Reservation of Shares. The Company shall, so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Shares then outstanding.

(7) Dividends. The Holders shall be entitled to receive cumulative dividends at the rate of 3% of the Stated Value per annum per Series A Preferred Share (the “Dividend”). Such Dividend shall be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing on September 30, 1998 (each of such dates being a “Dividend Payment Date”). Such Dividend shall accrue on each Series A Preferred Share from the Initial Issuance Date (with appropriate proration for any partial dividend period) and shall accrue from day-to-day, whether or not earned or declared. Dividend payments made with respect to Series A Preferred Shares may be made, subject to the terms hereof, in cash or, at the option of and in the sole discretion of the Board of Directors of the Company, in whole or in part, by issuing fully paid and non-assessable Common Stock (valued at the average Closing Bid Price for the ten (10) trading days immediately preceding the Dividend Payment Date) plus the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such Dividend were paid entirely in cash. The issuance of such Common Stock (plus the amount of cash dividend, if any, paid together therewith) shall constitute full payment of such Dividend. In no event shall an election by the Board of Directors of the Company to pay Dividends, in whole or in part, in cash on any Dividend Payment Dates preclude the Board of Directors of the Company from electing any other available alternative in respect of all or any portion of any subsequent Dividend. On the Initial Issuance Date, the Company shall provide written notice to the Holders specifying whether Dividends shall be paid in the future in cash, Common Stock or a specified combination thereof. This notice shall remain in effect unless the Company delivers a notice changing the individual payment method at least twenty (20) days prior to a Dividend Payment Date.

(8) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Preferred Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series A Preferred Share equal to the sum of (i) Stated Value and (ii) all accrued and unpaid dividends (such sum being referred to as the “Liquidation Value”); provided that, if the Preferred Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series A Preferred Shares as to payments of Preferred Funds (the “Pari Passu Shares”), then each Holder and each holder of Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Determination, as a percentage of the full amount of Preferred Funds payable to all Holders and holders of Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(9) Preferred Rank. Prior to the one year anniversary of the Initial Issuance Date, all shares of Common Stock of the Company and all other series of capital stock authorized or issued by the Company (other than pari passu shares of preferred stock approved by a majority of the then outstanding Series A Preferred Shares) shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Following the one year anniversary of the Initial Issuance Date, as long as the Series A Preferred Shares initially issued remain outstanding, then without the prior express written consent of the Holders of not less than a majority of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the Holders of not less than a majority of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company’s Articles of Incorporation or bylaws, or file any resolution of the Board of Directors of the Company with the California Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the Holders relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company whereby the Company is the surviving corporation in such merger or consolidation (other than a reverse triangular merger), the Series A Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no such merger shall result inconsistent therewith.

(10) Restriction on Redemption and Cash Dividends With Respect to Other Capital Stock. Until all of the outstanding Series A Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem or declare or pay any cash dividend or distribution on its Common Stock or any other series of preferred stock of the Company without the prior express written consent of the Holders of not less than a majority of the then outstanding Series A Preferred Shares.

(11) Limitation on Number of Conversion Shares. The Company shall not be obligated to issue, in the aggregate, more than that number of shares of Common Stock (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassification, capital reorganizations and similar events relating to the Common Stock) (the “Nasdaq Cap”) that upon conversion of the Series A Preferred Shares, would constitute a breach of the Company’s obligations under the rules or regulations of Nasdaq or any other principal securities exchange or trading market upon which the Common Stock becomes traded; provided, however, that if the Company cannot issue shares of Common Stock upon receipt of a Conversion Notice due to the Nasdaq Cap, the Company shall use its best efforts to obtain shareholder approval to exceed the Nasdaq Cap, and to the extent such approval is not received, then the Holders shall be entitled to those rights and remedies contained herein, including those rights and remedies identified in Section 4. The Nasdaq Cap shall be allocated among the Series A Preferred Shares pro rata based on the total number of authorized Series A Preferred Shares.

(12) Vote to Change the Terms of Series A Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than a majority of the then outstanding Series A Preferred Shares, shall be required for any change to this Certificate of Determination or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares.

(13) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the Holder contemporaneously requests the Company to convert such Series A Preferred Shares into Common Stock.

C. The authorized number of shares of Preferred Stock of said corporation is 18,000,000, none of which has been issued. The authorized number of shares of Series A Convertible Preferred Stock of said corporation is 3,000, none of which has been issued.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED: August 19, 1998

/s/ Michael K. Perry
Michael K. Perry, Chief Executive Officer

/s/ Stephen P. Loomis
Stephen P. Loomis, Secretary

# 985176

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

CARDIODYNAMICS INTERNATIONAL CORPORATION

Michael K. Perry and Steve P. Loomis hereby certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of CardioDynamics International Corporation, a California corporation.

2. Article Three of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

“ARTICLE THREE: The corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the corporation is authorized to issue is 68,000,000 shares. 50,000,000 shares shall be Common Stock and 18,000,000 shares shall be Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The current total number of outstanding shares of the corporation is 32,102,743 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent of all outstanding shares. No shares of Preferred Stock are outstanding.

# 985176

RESTATED ARTICLES OF INCORPORATION OF

CARDIODYNAMICS INTERNATIONAL CORPORATION

Rhonda F. Pederson and Steve P. Loomis hereby certify that:

1. They are the President and Secretary, respectively, of CardioDynamics International Corporation, a California corporation.

2. The Articles of Incorporation of this corporation as amended to the date hereof are as follows:

“ARTICLE ONE: The name of the corporation is: CardioDynamics International Corporation.

ARTICLE TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THREE: This corporation shall have one class of authorized capital stock. The title of such class is Common Stock. The authorized number of shares of Common Stock is 50,000,000.

ARTICLE FOUR: No director of this Corporation shall be liable for monetary damages in an action by or in the right of the Corporation for breach of a director’s duties to this Corporation and its shareholders, as set forth in Section 309 of the California Corporations Code, provided however that:

(a) This provision does not eliminate or limit the liability of a director of this Corporation (i) for acts or omissions that involve intentional misconduct or a knowing or culpable violation of law. (ii) for acts or omissions that a director of this Corporation believes to be contrary to the best interests of this Corporation or its shareholders or that involves the absence of good faith on the part of a director of this Corporation, (iii) or any transaction from which a director of this Corporation derives an improper personal benefit, (iv) for acts or omissions that show a reckless disregard of the director’s duty to this Corporation or its shareholders in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director’s duties, of a risk of serious injury to this Corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to this Corporation of its shareholders, (vi) under Section 310 of the California Corporations Code, or (vii) under Section 316 of the California Corporations Code:

(b) This provision eliminating liability shall not eliminate or limit the ability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

This Corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.”

3. The foregoing restated Articles of Incorporation have been duly approved and were entitled to be approved by the Board of Directors alone because this certificate does not alter or amend the articles in any respect.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED: October 9, 1997

/s/ Rhonda F. Pederson
Rhonda F. Pederson, President

/s/ Steve P. Loomis
Steve P. Loomis, Secretary